MOYE, GILES, O'KEEFE, VERMEIRE & GORRELL
                                A LAW PARTNERSHIP
                       INCLUDING PROFESSIONAL CORPORATIONS

                                   29TH FLOOR
                             1225 SEVENTEENTH STREET
                           DENVER, COLORADO 80202-5529
                            TELEPHONE (303) 292-2900
                            TELECOPIER (303) 292-4510

EDWARD F. O'KEEFE, P.C.

                               September 30, 1993


INVESCO Multiple Asset Funds, Inc.
P.O. Box 2040
Denver, Colorado  80201

Gentlemen:

      This is in response to your request for our opinion as to the legality of the registration of an indefinite number of shares of capital stock ($0.01 par value) of INVESCO Multiple Asset Funds, Inc., being registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the Securities Act of 1933, as amended (Form N-1A). This share registration is being requested pursuant to the provisions of Rule 24f-2 under Section 24(f) of the Investment Company Act of 1940.

      We have examined the articles of incorporation of INVESCO Multiple Asset Funds, Inc., as filed for record with the State Department of Assessments and Taxation of the State of Maryland, on August 19, 1993; the bylaws; the minute book setting forth, among other things, the actions taken by the board of directors authorizing the issue and sale of the corporation's capital stock and related acts and procedures; the registration statement including all exhibits thereto; and have made such other examination as deemed necessary in the premises.

      Based upon our examination, we are of the opinion that INVESCO Multiple Asset Funds, Inc. is a corporation duly organized and existing under and by the virtue of the laws of the State of Maryland, with full power to issue its shares of capital stock. Said shares, up to the maximum amount hereinafter indicated, when issued and sold in the manner and on the terms set forth in the registration statement, will be legally and validly issued, fully paid and non-assessable shares of the corporation of the par value of $0.01 per share. The maximum number of shares which has been authorized by the Corporation, and thus the maximum number which may legally and validly be issued, is five hundred million shares of such capital stock.


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                MOYE, GILES, O'KEEFE, VERMEIRE & GORRELL

INVESCO Multiple Asset Funds, Inc.
September 30, 1993
Page 2


      We hereby consent to the use of this opinion in the registration statement and further consent to the reference to our name therein.

                                    Very truly yours,

                                    MOYE, GILES, O'KEEFE,
                                      VERMEIRE & GORRELL

                                    By:  Edward F. O'Keefe, P.C.



                                    By: /s/ Edward F. O'Keefe
                                        ----------------------------
                                        Edward F. O'Keefe,
                                        President